Exhibit 99.2

Bryn Mawr Bank Corporation

NASDAQ: BMTC

Fourth Quarter 2013 Conference Call

Prepared Remarks

January 29, 2014

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (            ); I will be your conference call operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s quarterly conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (            ), and thanks everyone for joining us today. I hope you had a chance to review our most recent press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Ted Peters, Chairman and CEO, of Bryn Mawr Bank Corporation, has some comments on the quarter and our strategic initiatives. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 877-344-7529, and the Replay Passcode is 10038761. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include, but are not limited to, the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, outlook, project, forecast, are optimistic, are looking, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The corporation does not undertake to update forward-looking statements. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, located on our website. Thanks, now I would like to turn the call over to Ted.

Ted Peters:

Thanks, Duncan, first of all, I’d like to wish everyone a Happy New Year and thank you for joining our conference call today.

I hope you had a chance to review our fourth quarter earnings press release that we issued yesterday, after the market close. Bryn Mawr Bank Corporation had a very good run in 2013 and we intend to keep running hard in 2014. We reported net income of $6.5 million for the fourth quarter of 2013, which was a 22.0% increase from the same period last year. Diluted earnings per share of $0.47, for the fourth quarter of 2013, was an increase of $0.07 per share from the fourth quarter of 2012. For the year ended December 31, 2013, net income of $24.4 million was a 15.6% increase from 2012. It should be noted that the net income for 2013 included pre-tax due diligence and merger-related costs of $1.9 million, down from $2.6 million in 2012. Diluted earnings per share totaled $1.80 for 2013, a $0.20 increase from 2012. We are pleased with our continued strong quarterly results and we are very proud of our 2013 record earnings.

Some of the significant factors contributing to the results for the fourth quarter of 2013 as compared to the same period in 2012 included increases in net interest income and wealth management revenues, along with decreases in due diligence and merger-related expenses. Our wealth assets continue to grow, reaching $7.3 billion at year-end. Market appreciation, along with the continued success of the division’s strategic initiatives, contributed to this growth. Partially offsetting these improvements were decreases in gains on the sale of residential mortgage loans and investment securities available for sale, as well as increases in salaries and employee benefits expense and other operating expense.

Significant loan growth in the second half of 2013 provided a healthy increase in our net interest income. This, combined with our higher wealth management revenues, allowed us to deliver solid core and repeatable earnings for the Corporation.

The overall results for the fourth quarter of 2013, as compared to same period in 2012, were affected by the November 2012 acquisition of deposits, loans and a branch location from First Bank of Delaware.

Net interest income for the fourth quarter of 2013 was $19.1 million, a 13.2% increase from the fourth quarter of 2012. The primary contributors to the increase in net interest income between the periods were:

•	A $177.7 million increase in average loans;

•	A $48.1 million decrease in average time deposits between periods;

•	The prepayment, during the first quarter of 2013, of $20.0 million of higher-rate FHLB advances; and

•	A 10 basis point decrease in the rate paid on interest-bearing deposits

The tax-equivalent net interest margin of 4.03%, for the fourth quarter of 2013, increased 17 basis points from the same period in 2012. The increase was the result of an increase in average interest-earning assets whose tax-equivalent yield earned increased by 6 basis points, partially offset by increases in average interest-bearing liabilities whose tax-equivalent rate paid dropped by 14 basis points between the periods. In addition, the tax-equivalent yield earned on investment securities available for sale increased 36 basis points between periods, as rising interest rates caused a slow-down in prepayments of mortgage-related securities. This yield increase was partially offset by a 22 basis point decline in the tax-equivalent yield on portfolio loans.

Non-interest income for the three months ended December 31, 2013 decreased $935 thousand compared to the same period in 2012. Significant factors contributing to this decrease included:

•

A $1.9 million decrease in the gain on sale of residential mortgage loans, as the Corporation experienced a sharp decline in the volume of residential mortgage loans sold to the secondary market between the periods. Rising interest rates have substantially curtailed the refinancing boom experienced over the past several quarters.

•	A $293 thousand decline in gain on sale of investment securities available for sale.

•	Partially offsetting these decreases was wealth management revenue for the three months ended December 31, 2013, of $9.1 million, an increase of $741 thousand, from the same period in 2012.

Non-interest expense for the three months ended December 31, 2013 decreased $431 thousand, from the same period in 2012. A $1.0 million decrease in due diligence and merger-related expenses between the periods was the primary driver for this decrease. Partially offsetting this decrease were salaries and benefits expense increases totaling $948 thousand, as new costs associated with branch and lending staff for the First Bank of Delaware location, new personnel for the Bala Cynwyd branch that opened in December of 2012, as well as accruals for annual bonuses, higher equity compensation costs and annual salary increases, impacted the category.

Nonperforming loans and leases as of December 31, 2013 were $10.5 million, or 0.68% of total portfolio loans and leases, as compared to $14.8 million, or 1.06% of portfolio loans and leases, as of December 31, 2012. This decrease in nonperforming loans was concentrated in the construction, commercial and industrial and home equity segments of the portfolio and was partially the result of charge-offs of impaired loans and well as additions to other real estate owned related to six residential properties.

For the three months ended December 31, 2013, the Corporation recorded net loan and lease charge-offs of $324 thousand, as compared to $213 thousand for the same period in 2012. The provision for loan and lease losses for the three month period ended December 31, 2013 was $812 thousand, as compared to $1.0 million for the same period in 2012.

Total portfolio loans and leases of $1.55 billion, as of December 31, 2013, increased by $148.7 million from December 31, 2012, with commercial mortgages, commercial and industrial loans, and construction loans comprising the majority of the increase.

The allowance for loan and lease losses as of December 31, 2013 was $15.5 million, or 1.00% of portfolio loans as compared to $14.4 million, or 1.03% of portfolio loans and leases as of December 31, 2012.

Total assets as of December 31, 2013, were $2.06 billion, an increase of $25.8 million from December 31, 2012. Although loan growth totaled $148.7 million for the period, much of this growth was funded by reductions in interest-bearing deposits with other banks and cash flows received from the available for sale investment portfolio.

Deposits of $1.59 billion, as of December 31, 2013, decreased $43.3 million from December 31, 2012. The 2.7% decrease was largely related to a $77.8 million decrease in time deposits between the dates, as the Corporation continued its planned run-off of its higher-rate certificates of deposit.

The capital ratios for the Bank and the Corporation indicate levels well above the regulatory minimum to be considered “well capitalized.” Additionally, the tangible equity ratios for both Bank and the Corporation have improved from their December 31, 2012 levels of 7.72% and 7.60%, to 8.78% and 8.92% respectively, at December 31, 2013. These increases were primarily the result of increases in retained earnings and issuance of common stock, partially offset by nominal growth in total assets.

For the past 83 consecutive quarters, we have paid dividends to our shareholders. We are very proud of this record and feel very fortunate to have the continued loyalty and support of our shareholders. Therefore, I am pleased to announce that on January 23, 2014, the Board of Directors of the Corporation declared a quarterly dividend of $0.18 per share payable on March 1, 2014 to shareholders of record as of February 10, 2014.

In summary:

As I stated earlier, the BMT team will continue to run hard in 2014. We believe our business model is sound and with an improving economy, locally and nationally, we are in excellent position to take advantage of opportunities for continued profitable growth and strong performance.

As we strive to achieve our goal of growing the Corporation to $3 billion in assets and $8 billion in wealth assets by the end of 2014, we continually evaluate acquisition opportunities as they arise, with a focus on quality and compatibility.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?